Exhibit 99.1

MELA Sciences Prices Public Offering of Common Stock;

Termination of At the Market (ATM) Equity Offering Program;

and Execution of Term Sheet for Debt Financing

IRVINGTON, NY, February 12, 2013 — MELA Sciences, Inc. (NASDAQ: MELA), the medical device company focused on the design, development and commercialization of MelaFind®, today announced the pricing of an underwritten offering of 6,100,000 shares of its common stock at an offering price of $1.30 per share.

Net proceeds from the sale of the shares after underwriting discounts and commissions and other offering expenses are expected to be approximately $7.3 million. The offering is expected to close on Friday, February 15, 2013, and is subject to customary closing conditions.

Cowen and Company, LLC is acting as sole underwriter for this offering. MELA Sciences plans to use the net proceeds from the offering to continue the commercial launch of MelaFind® in the U.S. and the European Union, for continued research & development activities and for general corporate purposes and working capital.

The shares of common stock described above are being offered pursuant to a prospectus supplement and accompanying prospectus and are registered under MELA Sciences’ currently effective shelf registration statement. A copy of the prospectus supplement and accompanying prospectus for the offering can be obtained by eligible investors from their Cowen and Company sales representative, or from the offices of Cowen and Company, LLC c/o Broadridge Financial Services., 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department. Phone (631) 274-2806 / Fax (631) 254-7140.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any offer, solicitation or sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Termination of ATM Agreement

Upon consummation of the offering, MELA Sciences’ previously announced “at-the-market” equity offering (“ATM”) program will be terminated. The ATM

Program was initiated in June 2012, when the Company entered into a sales agreement with Cowen and Company, LLC to sell shares of its Common Stock through this facility. As of February 12, 2013, the Company has sold approximately 6.6 million shares of Common Stock through the ATM program for gross proceeds of approximately $14.4 million.

Venture Debt Financing

On February 5, 2013, the Company signed a non-binding term sheet with a venture capital lender for a loan of up to $10 million. Of the $10 million, it is anticipated that $6 million will be funded in March 2013 and the Company will have the option to draw down the remaining $4 million through March 17, 2014, subject to the satisfaction of meeting certain sales and revenue targets. It is anticipated that the loan will mature 42 months from the initial closing and bear interest at the rate of 10.45% per year. As structured, the first 12 months of the loan will be interest only, and after that the company will make 30 equal payments of principal and interest until maturity. The loan would be secured by a general lien against all of the Company’s assets, other than its intellectual property assets. In addition, the lender will have a security interest in the proceeds of the sale of any of our intellectual property assets. The lender will receive a warrant to purchase that number of shares of our common stock equal to 775,000 divided by the to-be-determined exercise price of the warrant. The loan is subject to satisfactory completion of the lender’s due diligence and the execution of definitive loan documents and is conditioned upon the Company having raised $12.5 million in equity proceeds since January 1, 2013. There can be no assurance that the loan will be consummated or that the material terms of the loan will be as described.

“Upon closing of the offering and consummation of the initial funding of the debt financing in the coming weeks, together with the remaining $4 million available under the debt financing contingent on certain performance milestones, the cash committed to the Company’s balance sheet will be roughly $30 million. We envision being able to execute the second phase of our launch strategy with confidence throughout 2013 and well into 2014,” said Dr. Joseph V. Gulfo, President and CEO of MELA Sciences.

About MELA Sciences, Inc.

MELA Sciences is a medical device company focused on the commercialization of its flagship product, MelaFind®, and its further design and development. MelaFind® is a non-invasive tool to provide additional information to dermatologists during melanoma skin examinations. The device uses light from visible to near-infrared wavelengths to evaluate skin lesions up to 2.5 mm beneath the skin. The device provides information on a lesion’s level of morphologic disorganization to provide additional objective information that may be used by dermatologists in the biopsy decision-making process. MelaFind® has been approved by the US Food and Drug Administration for use in the US. In addition, MelaFind® has received CE Mark approval and is approved for use in the European Union.

For more information on MELA Sciences, visit www.melasciences.com.

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes,” “assumes,” “predicts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant known and unknown uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties facing the Company such as those set forth in its reports on Forms 10-Q and 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”). Factors that might cause such a difference include whether MelaFind® achieves market acceptance or becomes commercially viable. Given the uncertainties affecting companies in the medical device industry such as the Company, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. The Company urges you to carefully review and consider the disclosures found in its filings with the SEC which are available at www.sec.gov and www.melasciences.com.

For further information contact:

For Investors

Lynn Pieper

Westwicke Partners

415-202-5678

For Media

Erica Sperling

Rpr Marketing Communications

212-317-1462

erica.sperling@rprmc.com